UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. 1)

Filed by the Registrant    ☒    Filed by a Party other than the Registrant    ☐
Check the appropriate box:
☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒    Definitive Proxy Statement
☐    Definitive Additional Materials
☐    Soliciting Material under §240.14a-12

CENTENE CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check all boxes that apply): ☒ No fee required.
☐ Fee paid previously with preliminary materials: ☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

CENTENE CORPORATION
Centene Plaza
7700 Forsyth Boulevard
St. Louis, Missouri 63105
To our Stockholders:
This is a supplement (this “Supplement”) to the proxy statement dated March 11, 2022 (the “Proxy Statement”) for the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of Centene Corporation (the “Company”) to be held at 10:00 AM, Central Time, on Tuesday, April 26, 2022, in the Centene Auditorium at Centene Plaza, 7700 Forsyth Boulevard, St. Louis, Missouri 63105.

Except as specifically amended or supplemented by the information contained in this Supplement, all information in the Proxy Statement remains unchanged and should be considered in voting your shares.

APPOINTMENT OF NEW CHIEF EXECUTIVE OFFICER
On March 21, 2022, the Board of Directors of the Company (the “Board”) appointed Sarah M. London, previously the Company’s Vice Chairman and a member of the Office of the Chairman, to the position of Chief Executive Officer of the Company, effective immediately, succeeding Michael F. Neidorff.

Effective with the appointment of Ms. London as the Company’s Chief Executive Officer, the Office of the Chairman ceased overseeing the day-to-day management of the Company and discharging the duties of the Chief Executive Officer.

DEATH OF MICHAEL F. NEIDORFF

We regret to report that Michael F. Neidorff, our Chairman and former Chief Executive Officer, passed away on Thursday, April 7, 2022. As of the date of this Supplement, James Dallas is continuing to serve as our Acting Chairman.

RESIGNATION OF LESLIE NORWALK

On April 11, 2022, Leslie Norwalk resigned, effective immediately, as a member of the Board. Consistent with Ms. Norwalk’s resignation letter, the Company believes that Ms. Norwalk resigned because of her disagreement with Board governance process and Board and committee leadership. At the time of her resignation, Ms. Norwalk served on the Board’s Compliance Committee, Environmental and Social Responsibility Committee and Government and Regulatory Affairs Committee.

VOTING MATTERS

If you have already voted by internet, telephone or by mail, no action is required from you unless you wish to change your vote. The Supplement does not change the proposals to be acted on at the Annual Meeting, which are described in the Proxy Statement.

Important information regarding how to vote your shares and revoke proxies already cast is available in the Proxy Statement under the caption “Information About the Meeting.”

OTHER MATTERS

The Company knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the proxy card to vote the shares they represent as the Board may recommend. Discretionary authority with respect to such other matters is granted by the execution of the proxy, whether through telephonic or internet voting or, alternatively, by using a paper copy of the proxy card that has been requested.

We appreciate your continued support of the Company.

CENTENE CORPORATION

By:	/s/ Christopher A. Koster
Christopher A. Koster Executive Vice President, Secretary and General Counsel